Exhibit 4.2

Execution Copy

IVANHOE ELECTRIC INC.

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of April 30, 2021 by and among IVANHOE ELECTRIC INC., a Delaware corporation (the “Corporation”), I-PULSE, INC., a Delaware corporation (“I-Pulse”), IVANHOE INDUSTRIES LLC, a Delaware limited liability company (“Ivanhoe”), POINT PIPER, LLC, a Delaware limited liability company (“Piper” and, together with Ivanhoe, the “Ivanhoe Parties”), CENTURY VISION HOLDINGS LIMITED, a British Virgin Island corporation (“Century”), IRIDIUM OPPORTUNITY FUND A LP, a Cayman Islands limited partnership (“Iridium”, together with Ivanhoe, Piper, and Century, the “Investors”).

RECITALS

WHEREAS, the Investors received an aggregate of 56,074,152 shares of Common Stock, par value, $0.01 per share, of the Corporation (“Common Stock”) on the date hereof pursuant to a dividend (the “Spin-Out Dividend”) declared by High Power Exploration Inc., a Delaware corporation and sole parent of the Corporation immediately prior to the Spin-Out Dividend;

WHEREAS, I-Pulse received 81,000,000 shares of Common Stock pursuant to the Spin-Out Dividend; and

WHEREAS, the Corporation, I-Pulse, and the Investors desire to enter into this Stockholders Agreement to set forth certain agreements among them.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto, and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, their heirs, executors, administrators, successors and assigns, do hereby covenant and agree as follows:

ARTICLE 1

CERTAIN DEFINED TERMS

As used in this Agreement, the following additional terms, not defined elsewhere, have the meanings herein specified:

“Affiliate” means a Person that is controlled by, that controls, or that is under common control with, a particular Person. For purpose of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Board” means the board of directors of the Corporation.

“Business Day” means any day of the year on which banking institutions in Hong Kong or New York, New York, USA are open to the public for conducting business and are not required or authorized to close.

“Century” has the meaning set forth in the preamble hereto.

“Change of Control” means (a) I-Pulse and its Permitted Transferees own less than 40% of the outstanding securities of the Corporation, or (b) one or more stockholders, other than I-Pulse, acting alone or in concert with other stockholders, has the power to direct or cause the direction of the affairs or management of the Corporation, whether through ownership of securities or by contract or other arrangement.

“Commission” means the Securities and Exchange Commission or any successor agency of the United States federal government serving a similar function.

“Common Stock” has the meaning set forth in the recitals hereto.

“Corporation” has the meaning set forth in the preamble hereto.

“Corporation Securities” means, collectively, Common Stock, Preferred Stock and Warrants, including any securities issuable upon exercise of Warrants or conversion or exchange of Preferred Stock.

“Co-Sale Parties” has the meaning set forth in Section 2.1(a)

“Equity Financing” has the meaning set forth in Section 2.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempted Securities” has the meaning set forth in Section 2.2(c).

“Fully Diluted Basis” means the determination of the percentage ownership of Common Stock based on the number of all outstanding securities as if all securities eligible for conversion into or that are exercisable or exchangeable for Common Stock had been converted or exercised (other than unvested Corporation Securities or Corporation Securities with an exercise price greater than the fair market value thereof (as determined by the Board in good faith) at the time of determination).

“IFRS” means International Financial Reporting Standards.

“Investor Board Nominee” has the meaning set forth in Section 5.18(a).

“Investor Majority” has the meaning set forth in Section 5.18(a).

“Investor Parties” means the Investors and then permitted successors and assigns pursuant to Section 5.11.

“Investors” has the meaning set forth in the preamble hereto.

“I-Pulse” has the meaning set forth in the preamble hereto.

“I-Pulse Board Nominee” has the meaning set forth in Section 5.18(b).

“I-Pulse Spin-Out” mean a corporate spin-out of I-Pulse’s ownership interests in the Corporation, whereby (a) the holders of all outstanding shares of capital stock of I-Pulse receive a pro-rata in-kind dividend or distribution of shares of the Corporation’s capital stock and (b) immediately after giving effect thereto, I-Pulse has ceased to be the owner of any Corporation Securities.

“Iridium” has the meaning set forth in the preamble hereto.

“Ivanhoe” has the meaning set forth in the preamble hereto.

“Ivanhoe Parties” has the meaning set forth in the preamble hereto.

“Joinder” means a counterpart of this Agreement, in the form of Exhibit A hereto, whereby a transferee of Corporation Securities agrees to bind itself to the terms of this Agreement.

“Notice of Proposed Issuance” has the meaning set forth in Section 2.2(a).

“Offered Securities” has the meaning set forth in Section 2.2(a).

“Permitted Transferee” means (i) with respect to an entity, such entity’s Affiliates, (ii) with respect to a partnership, such partnership’s partners or redeeming partners in accordance with their respective partnership interests, (iii) with respect to a limited liability company, such limited liability company’s members or redeeming members in accordance with their respective membership interests, (iv) with respect to a corporation, such corporation’s stockholders in accordance with their respective equity interests in the corporation, (v) with respect to a natural person, such person’s spouse, ancestors, descendants or siblings (natural or adopted) and the ancestors, descendants or siblings (natural or adopted) of such person’s spouse (all of the foregoing collectively referred to as “family members”) or a custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such person or any such family members, (vi) any pledgee of a pledge of Corporation Securities made pursuant to a bona fide loan transaction that creates a mere security interest provided that the transferee in any foreclosure or any sale subsequent to foreclosure (including any transferee as a result of credit bid as part of such sale) shall not constitute a “Permitted Transferee”, or (vii) any recipient of a bona fide gift to a charitable or tax-exempt organization as approved by the Board; provided that in the case of a Transfer described in clause (vii) above, neither I-Pulse nor any Investor may Transfer to one or more such Permitted Transferees, in the aggregate, greater than 10% of the issued and outstanding shares of Common Stock (calculated on a Fully Diluted Basis).

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock corporation, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof, or any other entity.

“Piggyback Registration” has the meaning set forth in Section 4.2.

“Piper” has the meaning set forth in the preamble hereto.

“Preferred Stock” means any preferred stock or indebtedness of the Corporation that is convertible into or exchangeable for Common Stock.

“Prohibited Transfer” has the meaning set forth in Section 2.3(a).

“Proposed Transfer” has the meaning set forth in Section 2.4(b).

“Proposed Transfer Notice” has the meaning set forth in Section 2.4(b).

“Registrable Securities” means all shares of Common Stock owned by an Investor Party or its permitted assignee or issuable upon conversion, exercise or exchange of Preferred Stock or Warrants owned by such holder from time to time, including any Common Stock issued as (or issuable upon conversion, exercise or exchange of Preferred Stock or Warrants issued as) a split, stock dividend or similar distribution or event with respect to, in exchange for, or in replacement of, any of the foregoing shares. Any Registrable Securities shall cease to be such when (i) a registration statement covering such Registrable Securities has been declared effective by the Commission and such Registrable Securities have been disposed of pursuant to such effective registration statement, (ii) such Registrable Securities are distributed to the public pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, or (iii) such Registrable Securities may be resold to the public without restriction under the Securities Act in accordance with Rule 144 With Rule 144.

“Requisite Holders” the holders of at least two-thirds of the outstanding shares of Common Stock held by the Investor Parties.

“Right of First Refusal” has the meaning set forth in Section 2.4(a).

“Sale Notice” has the meaning set forth in Section 2.1(a).

“Sale of the Corporation” means the consummation of any transaction, or series of related transactions, in which a bona fide third-party Person, or a group of such related Persons, enters into an agreement (a) with stockholders of the Corporation holding a majority of the outstanding Common Stock to acquire a majority of the outstanding shares of Common Stock on a Fully Diluted Basis, whether by sale of stock, merger, consolidation or otherwise, or (b) with the Corporation to acquire all or substantially all of the assets of the Corporation, if approved in accordance with Section 7.1, or (c) with the Corporation and/or such stockholders to effect a transaction similar to any transaction described in clause (a) or (b) above, or any transaction, or series of related transactions, having similar effect. For the avoidance of doubt, an I-Pulse Spin-Out shall not be deemed to constitute a Sale of the Corporation.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in Section 2.1(a).

“Selling Holders” has the meaning set forth in Section 6.1.

“Spin-Out Dividend” has the meaning set forth in the recitals hereto.

“Subsidiary” means any direct or indirect subsidiary of the Corporation, provided that the Corporation, directly or through one or more other Subsidiaries, either (a) has ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions for such subsidiary or (b) owns share capital or other equity interests representing more than fifty percent (50%) of the outstanding equity interests in such subsidiary.

“Super Majority of the Board” means the vote or consent of more than 75% of the directors of the Board present and voting on the relevant issue.

“Transfer” means, with respect to any Corporation Securities, any sale, assignment, transfer, alienation, conveyance, gift, bequest by will or under intestacy laws, pledge, lien, hypothecation, encumbrance or other disposition, with or without consideration and whether voluntarily or involuntarily by operation of law, of all or part of such Corporation Securities, or of any beneficial interest therein, now or hereafter owned by I-Pulse or any Investor (or by any of their respective Permitted Transferees), other than (a) any repurchase of Corporation Securities by the Corporation pursuant to agreements under which the Corporation has the option to repurchase such Corporation Securities upon the occurrence of certain events, such as termination of employment, or in connection with the exercise by the Corporation of any rights of first refusal, or (b) any dividend or distribution of Corporation Securities as part of the I-Pulse Spur-Out.

“Transfer Shares” has the meaning set forth in Section 2.4(a).

“Warrants” means any warrant, option or other security containing a right to purchase Common Stock or Preferred Stock.

ARTICLE 2

RIGHTS OF INVESTOR PARTIES

2.1            Co-Sale Right of Investor Parties.

(a)            I-Pulse and the Ivanhoe Parties agree that, if I-Pulse, the Ivanhoe Parties or any of their respective Affiliates (collectively, the “Co-Sale Parties”) acting together with any other selling stockholders (other than stockholders selling pursuant to a co-sale or similar right) proposes to Transfer Corporation Securities directly or indirectly, in a transaction or series of transactions, representing twenty percent (20%) or more of the shares of Common Stock of the Corporation on a Fully Diluted Basis to a Person other than a Permitted Transferee, the applicable Co-Sale Parties (collectively, the “Seller”) shall give written notice to the Investor Parties thereof (a “Sale Notice”). Each Sale Notice shall disclose the number and type of Corporation Securities to be sold, the identity of the prospective transferee, the terms and conditions of the proposed Transfer and the manner in which Investor Parties may participate in the proposed Transfer in accordance with subsection (b).

(b)            The Investor Parties may elect to participate in the proposed Transfer by a Seller specified in a Sale Notice pursuant to Section 2.1(a) above by delivering written notice to the Seller within fifteen (15) Business Days after the Investor Parties have received the Sale Notice. Each Investor Party that elects to participate in such Transfer shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms as the Seller is Transferring Corporation Securities, subject to the provisions hereof, a number of shares of Corporation Securities equal to (i) the quotient determined by dividing (A) the percentage of shares of Common Stock held by such Investor Party on a Fully Diluted Basis by (B) the aggregate percentage of shares of Common Stock owned by the Seller, all participating Investor Parties and all other selling stockholders on a Fully Diluted Basis, then multiplied by (ii) the number of Corporation Securities to be Transferred in the contemplated transaction on a Fully Diluted Basis.

(c)            The Seller shall obtain the agreement of the prospective transferee(s) to the participation of the Investor Parties in the contemplated Transfer in accordance with this Section 2.1 and shall not Transfer any Corporation Securities to the prospective transferee(s) if such transferee(s) refuses to allow such participation of the Investor Parties.

(d)            All Investor Parties participating in a sale under this Section 2.1 shall, to the extent set forth in the Sale Notice, provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating thereto and pay fees and expenses inclined in connection therewith; provided, that no Investor Party participating in such sale shall be required to (i) incur indemnification obligations in connection with such sale other than pro rata obligations with respect to (x) representations, warranties and agreements of or relating to the Corporation (which, in the case of representations and warranties, in no event shall exceed the sales proceeds received by such holder) and (y) representations, warranties and agreements relating to such Investor Party and its own conduct or (ii) agree to any covenants limiting its business operations.

(e)            Upon the closing of a sale in which the Investor Parties are participating pursuant to this Section 2.1, such participating Investor Parties shall deliver to the purchaser one or more certificates representing the Corporation Securities duly endorsed for transfer or accompanied by duly completed stock powers.

(f)            All co-sale rights granted under this Article 2 will not apply to and will terminate immediately before the earlier of (i) an initial public offering and/or listing on a recognized international stock exchange of Corporation Securities and (ii) a Sale of the Corporation. Without limiting the generality of the foregoing, from and after the date of an I-Pulse Spin-Out, the co-sale rights granted under this Section 2 will apply only to Transfers of Corporation Securities by the Ivanhoe Parties and then respective Permitted Transferees.

2.2            Participation Right of Investor Parties.

(a)            If the Corporation or any of its Subsidiaries intends to issue any shares of its capital stock or the Corporation intends to sell any shares of the capital stock of the Subsidiaries in any Equity Financing (such shares of capital stock issued in such Equity Financing, the “Offered Securities”), the Corporation shall notify the Investor Parties (the “Pro Rata Parties”) in writing of such proposed issuance (a “Notice of Proposed Issuance”) disclosing the number of shares to be offered, the price per share, and other material terms and conditions thereof. Each Pro Rata Party shall have the right, exercisable within 15 Business Days of receipt of the Notice of Proposed Issuance, to purchase a portion of the Offered Securities (the pricing and terms for which shall be determined by the Corporation in the Equity Financing) so that immediately after the issuance of such Offered Securities, that Pro Rata Party’s percentage ownership of the Corporation on a Fully Diluted Basis is equal to its percentage ownership of the Corporation on a Fully Diluted Basis immediately prior to the issuance of such Offered Securities and such Pro Rata Party’s percentage of indirect shareholding interest in each Subsidiary of the Corporation as a result of owning the shares of the capital stock of the Corporation after the issuance of such Offered Securities is equal to Pro Rata Party’s percentage of indirect shareholding interest in the Subsidiary immediately prior to the issuance of such Offered Securities. Notwithstanding the foregoing, for avoidance of doubt, the participation right set forth in this Section 2.2 shall not apply to the issuance or sale of Exempted Securities. In the event that a Pro Rata Party does not exercise its rights hereunder within the said 15 Business Days, the Corporation may issue such Offered Securities upon such terms and conditions as set out in the Notice of Proposed Issuance within a period of 90 Business Days from the said 15 Business Days.

(b)            “Equity Financing” shall mean any equity financing by the Corporation after the date of this Agreement which involves the issuance and sale by the Corporation of shares of its capital stock or sale of shares of the capital stock of any of its Subsidiaries or any equity financing by any Subsidiary of the Corporation after the date of this Agreement which involves the issuance and sale by such Subsidiary of shares of its capital stock, whether in a single transaction or series of related transactions, primarily for capital raising purposes.

(c)            “Exempted Securities” shall mean shares of the Corporation’s capital stock, or any securities convertible into or exercisable for shares of the Corporation’s capital stock, or shares of the capital stock of any of its Subsidiaries, or any securities convertible into or exercisable for shares of the capital stock of any of its Subsidiaries, that are issued or sold (i) as a dividend, distribution, stock split, split-up or other distribution payable pro rata to all holders of Common Stock or other securities of the Corporation or all holders of capital stock or other securities of any of its Subsidiaries, (ii) to employees, consultants, advisors and directors of the Corporation or any of its Subsidiaries in the form of Common Stock or options to purchase shares of Common Stock pursuant to an equity incentive plan or arrangement, (iii) to employees, consultants, advisors and directors of any Subsidiary of the Corporation in the form of capital stock or options to purchase shares of capital stock of such Subsidiary pursuant to an equity incentive plan or arrangement, (iv) in connection with the conversion or exercise of any options, warrants, convertible debt and any other security convertible into Common Stock or the capital stock of any Subsidiary of the Corporation, (v) in connection with commercial credit arrangements, equipment financing transactions or secured debt financings, or as a component of a lending relationship with a bank, lessor or other financial institution, or as a component of a business relationship with a strategic partner or other third party involving a strategic collaboration or development arrangement or licensing, marketing, distribution or similar arrangement, in any such case, or to a supplier or third party service provider, (vi) in connection with the purchase of any technology or assets of any third party or the purchase of any other business or entity whether by stock purchase, merger or otherwise, or (vii) in connection with sponsored research, collaboration, technology license, development, original equipment manufacturing, marketing or other similar agreements or strategic partnerships.

(d)            All participation rights in shares of the Corporation’s capital stock granted under this Article 2 will not apply to and will terminate immediately before the earlier of (i) an initial public offering and/or listing on a recognized international stock exchange of Corporation Securities or (ii) a Sale of the Corporation. All participation rights in shares of capital stock of any of the Corporation’s Subsidiaries granted under this Article 2 will not apply to and will terminate immediately before the earlier of (A) an initial public offering and/or listing on a recognized international stock exchange of Corporation Securities, or an initial public offering and/or listing on a recognized international stock exchange of such Subsidiary’s capital stock (it being understood that such participation rights are inapplicable to each Subsidiary whose capital stock is so listed (or that is a direct or indirect Subsidiary of another Subsidiary whose capital stock is so listed) as of the date hereof) or (B) a Sale of the Corporation or a transaction with respect to such Subsidiary which, if it had instead occurred with respect to the Corporation, would have constituted a Sale of the Corporation.

2.3            I-Pulse Prohibited Transfers.

(a)            In the event that I-Pulse or any of its Affiliates, as the Seller, Transfers any Corporation Securities owned beneficially or of record by it in contravention of the co-sale rights of the Investor Parties set forth in Section 2.1 (a “Prohibited Transfer”), the Investor Parties, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Seller shall be bound by (or, if such Seller is not I-Pulse, I- Pulse shall cause such Seller to comply with) the applicable provisions of such option.

(b)            In the event of a Prohibited Transfer, the Investor Parties shall have the right to Transfer to such Seller any or all of the Corporation Securities held by the Investor Parties. Such Transfer shall be made on the following terms and conditions: (i) the price per share at which the shares are to be Transferred to such Seller shall be equal to the price per share paid to the Seller in such Prohibited Transfer; (ii) such Seller shall also reimburse the Investor Parties for any and all fees and expenses, including reasonable legal fees and expenses, inclined pursuant to the exercise or the attempted exercise of the Investor Parties’ rights hereunder (including pursuing all available legal remedies); and (iii) within ninety (90) days after the date on which the Investor Parties received notice of such Prohibited Transfer or otherwise became aware of such Prohibited Transfer, the Investor Parties shall, if exercising the option established hereby, upon receipt of the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 2.1(d), in cash or by other means acceptable to the Investor Parties, deliver to such Seller one or more certificates representing such Corporation Securities duly endorsed for transfer or accompanied by duly completed stock powers.

2.4            Right of First Refusal.

(a)            Grant. Each of the Investor Parties hereby unconditionally and irrevocably grants to I-Pulse and the non-transferring Investor Parties (each, an “Offered Party”) a right of first refusal (the “Right of First Refusal”) to purchase all the Common Stock that such Investor Party may propose to sell or otherwise transfer (the “Transfer Shares”) at the same price and on the same terms and conditions as those offered to the prospective transferee.

(b)            Notice. In the event of any proposed transfer of the Transfer Shares by the Investor Party (a “Proposed Transfer”), the Investor Party must deliver notice to the Corporation at least forty-five (45) days prior to the proposed closing date of such Proposed Transfer (the “Proposed Transfer Notice”). Such Proposed Transfer Notice shall contain the material terms and conditions (including price, number of Transfer Shares proposed to be sold, and form of consideration) of the Proposed Transfer and the identity of the prospective transferee (and in the case of a corporation, the names of the principal shareholders of such corporation to the extent known to the Investor Party). The Corporation must deliver a copy of the Proposed Transfer Notice to the Offered Parties with five (5) days of its receipt of the Proposed Transfer Notice from the Investor Party. To exercise its Right of First Refusal under this Section 2.4, the Offered Party must deliver notice to the Corporation and the Investor Party that it intends to exercise its Right of First Refusal as to its pro rata portion or as to all of the Transfer Shares with respect to any Proposed Transfer within fifteen (15) Business Days after receipt of the Proposed Transfer Notice. Any Offered Party who exercises the Right of First Refusal for its pro rata portion shall have the right to purchase a number of the Transfer Shares equal to (i) the percentage of shares of Common Stock held by such Offered Party on a Fully Diluted Basis, multiplied by (ii) the number of Transfer Shares. Any Offered Party who exercises the Right of First Refusal for all of the Transfer Shares shall have the right to purchase a number of the Transfer Shares equal to (i) the quotient determined by dividing (A) the percentage of shares of Common Stock held by such Offered Party on a Fully Diluted Basis by (B) the aggregate percentage of shares of Common Stock owned by all Offered Parties that exercise for all of the Transfer Shares on a Fully Diluted Basis, then multiplied by (ii) (A) the total number of Transfer Shares minus (B) the number of Transfer Shares to be purchased by Offered Parties exercising on a pro rata basis. If an Offered Party does not deliver the aforementioned notice within such fifteen (15) Business Days, it shall lose its Right of First Refusal.

(c)            Closing. In the event any Offered Party elects to exercise its Right of First Refusal with respect to the Transfer Shares, the closing of the purchase of the Transfer Shares shall take place, and all payments from the Offered Party shall be delivered to the Investor Party, fifteen (15) days from the end of the fifteen Business Day notice period in Section 2.4(b), or on such date as the Offered Party and the Investor Party shall mutually agree.

(d)            Violation of Right of First Refusal. If the Investor Party becomes obligated to sell any Transfer Shares to a Offered Patty pursuant to this Agreement and fails to deliver such Transfer Shares in accordance with the terms of this Section 2.4, the Offered Party may, at its option, in addition to all other remedies it may have, send to the Investor Party the purchase price for such Transfer Shares as specified in the Proposed Transfer Notice and require the Corporation to transfer to the name of the Offered Party on the Corporation’s books the certificate or certificates representing the Transfer Shares to be sold.

(e)            Board Approval. Upon receipt by the Corporation of the Proposed Transfer Notice, the Board shall consider the Proposed Transfer and shall approve such Proposed Transfer, unless it determines in its commercially reasonable judgment that (i) the transferee is a competitor of the Corporation or (ii) the Proposed Transfer would not otherwise be in the best interests of the Corporation.

(f)            Lapse. If the Board approves the Proposed Transfer pursuant to Section 2.4(e), and the Offered Parties do not, in the aggregate, give notice to exercise for all of the Transfer Shares within the fifteen (15) Business Day notice period, then the Investor Party will have a period of sixty (60) days from the later of (i) the date on which approval of the Board is given in Section 2.4(e) or (ii) the end of the fifteen (15) Business Day notice period, in which to complete the Proposed Transfer of any Transfer Shares not elected by the Offered Parties. At the closing of such Proposed Transfer, the transferee must execute a Joinder to this Agreement and such other documents as the Corporation reasonably requires. If the Proposed Transfer is not completed within such sixty (60) day period, the notice provisions in this Section 2.4 will be reset and the Investor Party will be required to deliver a new Proposed Transfer Notice to the Offered Parties and the Corporation if it wants to complete the original or any other Proposed Transfer.

(g)            Exempted Offerings; Termination. Notwithstanding the foregoing or anything to the contrary herein, the provisions of this Section 2.4 shall not apply to the sale or Transfer by the Investor Party of any Transfer Shares (a) to the public in an offering pursuant to an effective registration statement under the U.S. Securities Act, (b) to a Permitted Transferee (provided, that the transferee agrees to be bound to this Agreement by executing a Joinder hereto), (c) in connection with any Sale of the Corporation or any other consolidation or merger of the Corporation, or (d) in connection with the exercise by an Investor Party of its co-sale rights under Section 2.1. The provisions of this Section 2.4 shall terminate on the consummation of an initial public offering of the Common Stock and/or listing on a recognized international stock exchange of Corporation Securities.

ARTICLE 3

LEGENDS ON CERTIFICATES

3.1            During the term of this Agreement, each certificate or instrument representing Corporation Securities subject to this Agreement shall bear the following legends on its face, or upon the reverse side thereof, appropriately completed, which legends shall likewise be endorsed upon all certificates or instruments representing Corporation Securities that shall hereafter be issued and that are subject to this Agreement:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE CONDITIONS ON TRANSFER SPECIFIED IN THE STOCKHOLDERS AGREEMENT DATED ON OR ABOUT APRIL 30, 2021, BY AND AMONG THE CORPORATION AND THE OTHER PARTIES THERETO, AS THE SAME MAY BE AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE CORPORATION TO THE HOLDER HEREOF WITHOUT CHARGE.”

ARTICLE 4

REGISTRATION RIGHTS

4.1            Demand Registration.

(a)            Subject to the conditions of this Section 4.1, if the Corporation shall receive at any time after one hundred eighty (180) days after the effective date of an initial public offering of the Common Stock, a written request from Investor Parties holding a majority of the Common Stock on a Fully Diluted Basis held by all Investor Parties that the Corporation file a registration statement under the Securities Act covering the registration of Registrable Securities held by the Investor Parties with an anticipated aggregate offering price (net of underwriting discounts and commissions) of at least US$10,000,000, then the Corporation shall, subject to the limitations of this Section 4.1, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Investor Parties request to be registered in a written request.

(b)            Notwithstanding the foregoing, the Corporation shall not be required to effect a registration pursuant to this Section 4.1:

(i)            in any particular jurisdiction in which the Corporation would be required to execute a general consent to service of process in effecting such registration, unless the Corporation is already subject to service in such jurisdiction and except as may be required under the Securities Act; or

(ii)           after the Corporation has effected three (3) registrations pursuant to this Section 4.1, and such registrations have been declared or ordered effective; or

(iii)          during the period starting with the date sixty (60) days prior to the Corporation’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Corporation-initiated registration subject to Section 4.2 below, provided that the Corporation is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv)          if the Corporation shall furnish to Investor Parties a certificate signed by the Corporation’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be materially detrimental to the Corporation and its stockholders for such registration statement to be effected at such time, in which event the Corporation shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Investor Parties, provided that such right shall be exercised by the Corporation not more than once in any twelve (12)-month period and provided further that the Corporation shall not register any securities for the account of itself or any other stockholder during such sixty (60) day period (other than a registration relating solely to the sale of securities of participants in a Corporation stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

4.2            Piggyback Registration.

(a)            Whenever the Corporation proposes to register any of its securities for an underwritten offering under the Securities Act in which (i) any Corporation Securities owned beneficially or of record by I-Pulse or any of its Affiliates or any Investor are included in the registration statement for such offering as securities being offered by a selling stockholder or, (ii) at any time one hundred eighty (180) days after the effective date of the first registration statement filed by the Corporation covering an underwritten offering of any of its securities to the general public, Corporation Securities of any other holder are included in the registration statement for such offering as securities being offered by a selling stockholder (each a “Piggyback Registration”), the Corporation shall give prompt written notice to all holders of Registrable Securities of the proposed offering at least thirty (30) days before the initial filing with the Commission of such registration statement, and offer to include in such filing such Registrable Securities as any such holder may request. Each such holder of Registrable Securities desiring to have Registrable Securities registered under this Section 4.2 shall advise the Corporation in writing within twenty (20) days after the date of receipt of such notice from the Corporation, setting forth the amount of such Registrable Securities for which registration is requested. Subject to Section 4.2(b), the Corporation shall thereupon include in such filing the number of Registrable Securities for which registration is so requested, and shall use its commercially reasonable efforts to effect registration under the Securities Act of such Registrable Securities. Notwithstanding anything to the contrary contained herein, the Corporation shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not any holder of Registrable Securities has elected to include securities in such registration.

(b)            If a Piggyback Registration is an underwritten registration and the managing underwriters advise the Corporation in writing that in then opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the Corporation, the Corporation shall include in such registration: (i) first, the Securities the Corporation proposes to sell, if any, and (ii) second, the Registrable Securities and any other securities requested to be included in such registration, pro rata among the holders of such Registrable Securities and such other parties on the basis of the number of securities owned by each such holder.

4.3            Lock-Up. Each Investor Party holding Registrable Securities shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Corporation Securities held by such holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the registration statement for an initial public offering of Corporation Securities and during the ninety (90) day period following the effective date of any other registration statement of the Corporation filed under the Securities Act (or such other period as may be requested by the Corporation or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions), provided that all (x) officers and directors of the Corporation and (y) holders (other than officers and directors of the Corporation) of at least one percent (1%) of any class of Corporation Securities covered by the applicable registration statement (on a Fully Diluted Basis) are bound by or have entered into similar agreements. The obligations described in this Section 4.3 shall not apply to a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Corporation may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 3.1 with respect to the shares of Corporation Securities subject to the forgoing restriction until the end of such one hundred eighty (180) day (or other) period. Each holder of Registrable Securities agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 4.3.

4.4            Registration Procedures. Whenever holders of Registrable Securities have requested that any Registrable Securities be registered as permitted by and pursuant to this Agreement, the Corporation shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Corporation shall:

(a)            prepare and file with the Commission a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective and remain effective for a minimum of ninety (90) days;

(b)            furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(c)            use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Securities reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Corporation shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdictions, (iii) consent to general service of process in each such jurisdiction or (iv) undertake such actions in any jurisdiction other than the states of the United States of America and the District of Columbia);

(d)            notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Corporation shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided, however, that each seller shall, immediately upon receipt of any notice from the Corporation of the happening of any event of the kind described in this paragraph (d), forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until the seller has received copies of the supplement or amendment prepared in accordance with this paragraph (d), and, if so directed by the Corporation, each seller shall deliver to the Corporation all copies, other than permanent file copies then in the seller’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice;

(e)            use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Corporation are then listed, or, if not so listed, to be listed on an exchange or quoted on an electronic inter-dealer quotation system on which the securities of issuers engaging in businesses similar to that of the Corporation, as determined by the Board, are listed or quoted;

(f)            provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(g)            enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of the securities being offered under the registration statement, provided, such underwriting agreement contains reasonable and customary provisions and, provided, further, that each holder of Registrable Securities participating in such under writing shall also enter into and perform its obligations under such an agreement;

(h)            make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Corporation, and cause the Corporation’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(i)            otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Corporation’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act (which may be achieved by, among other things, compliance with the conditions of Rule 158 thereunder);

(j)            permit any holder of Registrable Securities which holder, in the Corporation’s judgment, might be deemed to be an underwriter or a controlling person of the Corporation, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Corporation in writing, which in the reasonable judgment of such holder and its counsel should be included; and

(k)            if the registration statement has not been effective for the minimum time period set forth in the last clause of Section 4.4(a), in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, promptly use commercially reasonable efforts to obtain the withdrawal of such order. If any such registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of the Corporation and if in its sole and exclusive judgment such holder is or might be deemed to be a controlling person of the Corporation, such holder shall have the right to require (i) to the extent permitted by law, the insertion therein of language, in form and substance satisfactory to such holder and presented to the Corporation in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Corporation’s securities covered thereby and that such holding does not imply that such holder shall assist in meeting any future financial requirements of the Corporation, and (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder; provided, that such holder shall furnish to the Corporation an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Corporation.

4.5            Expenses. All expenses incident to the Corporation’s performance of or compliance with this Article 4, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Corporation and all independent certified public accountants and other Persons retained by the Corporation, and the reasonable fees and expenses of one counsel to the selling holders of Registrable Securities (such counsel fees not to exceed US$20,000) shall be borne by the Corporation. All underwriting discounts and commissions relating to Registrable Securities shall be borne by the sellers of the securities sold pursuant to the registration.

4.6            Indemnification.

(a)            The Corporation shall indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any undue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or other violation by the Corporation of the Securities Act or other laws relating to such registration, except insofar as the same are caused by or contained in any information furnished in writing to the Corporation by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Corporation has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Corporation shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities. The obligations of the Corporation under this Section 4.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or expense if such settlement is affected without the consent of the Corporation (which consent shall not be unreasonably withheld or delayed).

(b)            In connection with any registration statement in which a holder of Registrable Securities is participating pursuant to the provisions of this Agreement, each such holder shall severally indemnify the Corporation, its directors and officers and each Person who controls the Corporation (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading but only to the extent that such untrue statement or omission is contained in any information furnished in writing to the Corporation by such holder expressly for use herein, provided that in no event shall the indemnity provided for in this Section 4.6(b) exceed the gross proceeds from the offering received by the indemnifying holder.

(c)            Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)            If the indemnification provided for in this Section 4.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall, to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified arty shall be determined by a court of law by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a holder of Registrable Securities hereunder exceed the net proceeds from the offering received by such holder.

(e)            Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, that such provisions in the underwriting agreement are equally applicable to each other holder of Corporation Securities participating in the registration statement.

4.7            Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may from time to time permit the sale of Registrable Securities to the public without registration after the effective date that the Corporation becomes subject to the reporting requirements of the Exchange Act, the Corporation agrees to use its commercially reasonable efforts to:

(a)            make and keep public information available, as those terms are defined in Rule 144 under the Securities Act, at all times after the effective date that the Corporation becomes subject to the reporting requirements of the Exchange Act.

(b)            file with the Commission in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act; and

(c)            so long as a holder owns any Registrable Securities, upon request, (i) provide to such holder a written statement by the Corporation as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Corporation for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual, quarterly and current reports of the Corporation and (iii) such other reports and documents of the Corporation and other information in the possession of or reasonably obtainable by the Corporation as a holder of Registrable Securities may reasonably request in availing itself of any rule or regulation of the Commission allowing a holder to sell any such securities without registration.

4.8            Termination of Registration Rights. All registration rights granted under this Article 4 will terminate upon the earlier of (a) the seventh anniversary of the consummation of the initial underwritten public offering of the Corporation Securities or (b) when each holder has sold all of its Registrable Securities (other than in transfers made in accordance with Section 5.11 of this Agreement).

4.9            Requirements for Underwritten Offerings. No Person may participate in any registration hereunder that is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Corporation or the underwriters other than representations and warranties regarding such holder and such holder’s intended method of distribution.

4.10            Registration in Other Jurisdictions. In the event the Corporation registers or lists Corporation Securities for public trading, or engages in a public distribution of Corporation Securities under the laws of any jurisdiction other than the United States, it shall provide the holders of Registrable Securities with substantially the same rights to registration under the laws of such jurisdiction, and take such other steps as are reasonably necessary or desirable to enable such holders to publicly sell or participate in any public distribution of their Registrable Securities to the same extent as available to such holders pursuant to this Article 4. The Corporation and the holders of Registrable Securities shall agree to such reasonable modifications to this Article 4 as are necessary to effectuate the purposes of this Section 4.10.

ARTICLE 5

MISCELLANEOUS PROVISIONS

5.1            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall serve as an original of the party executing the same, but all of which shall constitute but one and the same Agreement.

5.2            Binding Agreement. This Agreement shall be binding upon the parties hereto, their heirs, administrators, executors, successors and assigns, and the parties hereto do covenant and agree that they themselves and their heirs, executors, administrators, successors and assigns shall execute any and all instruments, releases, assignments, and consents that may be required of them in accordance with the provisions of this Agreement.

5.3            Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

5.4            Other Interpretive Matters. For purposes of this Agreement, (a) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded, and if the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day, (b) unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement, and (c) the word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

5.5            Singular and Plural. As used herein, the singular shall include the plural, the plural shall include the singular and any use of the male or female gender shall include the other gender, all wherever the same shall be applicable and when the context shall admit or require.

5.6            Enforceability. The determination by a court of competent jurisdiction that any particular provision of this Agreement is unenforceable or invalid shall not affect the enforceability of or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions had never been part hereof and were omitted herefrom. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.7            Waivers. Any waiver, permission, consent or approval of any kind or nature by any party hereto, of any breach or default under this Agreement, or any waiver of any provision of this Agreement by any party hereto, must be in writing and shall be effective only in the specific instance and for the specific purpose given, and shall be effective only to the extent in such writing specifically set forth, and the same shall not operate or be construed as a waiver of any subsequent breach, default, provision or condition of this Agreement by any party hereto, including the party to whom originally given.

5.8            Amendments. In addition to any amendment by a Joinder as provided in Section 5.11, this Agreement may be amended, modified or waived in whole or in part only by a writing signed by (a) the Investor Parties holding a majority of the Common Stock held by all Investor Parties, (b) the Corporation and (c) in the case of any amendment, modification or waiver prior to the date of an I-Pulse Spin-Out, I-Pulse.

5.9            Notices. Any notice required or permitted hereunder shall be given in writing, addressed to the notice recipient at the address shown on Schedule A hereto. If the Corporation or I-Pulse is the notice recipient, the notice shall be copied via email to the Corporation’s Corporate Secretary at the email address noted on Schedule A. The notice shall be sent by first class mail, postage prepaid, return receipt requested, by nationally recognized overnight parcel delivery service for next day delivery by facsimile or other electronic communication; or by hand delivery with a receipt confirmation requested. Notice given in accordance with this paragraph shall be presumed to have been delivered and received five (5) days after mailing if sent by first class mail, one day after mailing if sent for next day delivery by overnight parcel delivery service, and on the day of delivery if by facsimile or other electronic communication or hand delivered.

5.10          Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

5.11          Assignment of Rights.

(a)            The rights of each Investor Party pursuant to this Agreement may not be assigned or otherwise conveyed by any such party, except to a transferee of Corporation Securities in accordance with Section 2.4(a).

(b)            Notwithstanding the above, any and each of the Investor Parties may, with prior written notice to, and without the consent of, the Corporation and I-Pulse, assign all of its rights and delegate all of its duties under Sections 2.1 and 2.2 of this Agreement if such assignment and delegation is to such Investor’s Affiliates.

(c)            Notwithstanding anything in this Agreement to the contrary, none of Century, Iridium or their respective Permitted Transferees will offer, sell or otherwise dispose of any Corporation Securities in the United States or to a U.S. Person (as defined in Rule 902(k) of Regulation S under the Securities Act) unless such offer, sale or disposition is made in accordance with an exemption from the registration requirements under the Securities Act and the securities laws of all applicable states of the United States or the Commission has declared effective a registration statement in respect of such Corporation Securities.

5.12          Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

5.13          Stock Splits, Etc. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination, recapitalization of shares or membership interests or other similar transaction occurring after the date of this Agreement.

5.14          Aggregation of Stock. All shares of Registrable Securities held or acquired by Persons that are Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.15          Remedies. Each party, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. All parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

5.16          Governing Law. This Agreement shall be deemed to be a contract governed by the laws of the State of Delaware and shall for all purposes (whether in contract or in tort) be construed in accordance with the laws of such state, without reference to the conflicts of laws provisions thereof.

5.17          Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware sitting in New Castle County over any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 5.9.

5.18          Right to Nominate Directors. The Investor Parties, I-Pulse and the Corporation agree to take all such actions and do all such things as may be necessary to fix and to maintain at all times the number of directors of the Board at seven (7) directors.

(a)            Investor Board Nominees. The Corporation agrees that as long as the Investors and their Permitted Transferees hold and continue to hold not less than twenty percent (20%) of the issued and outstanding shares of the Corporation’s Common Stock, the Investor(s) or its/their Permitted Transferee(s) (as the case may be) holding a majority of the Common Stock held by all of the Investors and their respective Permitted Transferees (the “Investor Majority”) shall have the right to nominate two (2) members to the Board (the “Investor Board Nominees” and each a “Investor Board Nominee”) and/or remove and replace any Investor Board Nominee at the discretion of the Investor Majority. The Corporation agrees to take all such actions and do all such things as may be necessary at the request of the Investor Majority to appoint, or remove and replace, as the case may be, any Investor Board Nominee as a director of the Corporation. The Investor Parties and I-Pulse agree that as long as the Investors hold and continue to hold not less than 20% of the issued and outstanding shares of the Corporation’s Common Stock (excluding for the purpose of such calculation the issuance after the date hereof of shares of Common Stock upon exercise of warrants or options to purchase Common Stock by employees or management of the Corporation, or the issuance or exercise after the date hereof of Exempted Securities), I-Pulse, and Investor Parties, where applicable, will vote all shares of Common Stock owned, held or controlled by them, from time to time and at all times, at each annual or special meeting of stockholders of the Corporation at which an election of directors takes place, or in the case of any written consent of the stockholders in place of such a meeting, in favor of the Investor Board Nominees being elected to the Board or removed therefrom, as the case may be, in accordance with the Investor Majority’s discretion. The Investor Board Nominees may only be removed from the Board (i) for cause, (ii) if such removal is directed by or approved by the affirmative vote of the Investor Majority, or (iii) if the Investors are no longer so entitled to nominate such director. Any vacancy created by the resignation, removal or death of the director nominated pursuant to this Section 5.18(a). shall be filled pursuant to the provisions of this Section 5.18(a). In the event that the Investors lose their right or fail to nominate an Investor Board Nominee, and as long as the Investors hold and continue to hold 10% of the issued and outstanding shares of the Corporation’s Common Stock (excluding for the purpose of such calculation the issuance after the date hereof of shares of Common Stock upon exercise of warrants or options to purchase Common Stock by employees or management of the Corporation, or the issuance or exercise after the date hereof of Exempted Securities), the Investor Majority shall be entitled to appoint a representative of the Investors to attend all meetings of its Board (and any committee thereof) in a nonvoting observer capacity and, in that respect, the Corporation shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors. The Investors shall, and shall cause the nonvoting observer representative to, keep all such information strictly confidential and shall not use such information for any purpose other than with respect to their respective investments in the Corporation.

(b)            I-Pulse Board Nominees. The Corporation agrees that I-Pulse shall have the right to nominate five (5) members to the Board (the “I-Pulse Board Nominees”) and/or remove and replace the I-Pulse Board Nominees at the discretion of I-Pulse. The Corporation agrees to take all such actions and do all such things as may be necessary at the request of I-Pulse to appoint, or remove and replace, as the case may be, any I-Pulse Board Nominee as a director of the Corporation. As long as I-Pulse and its Affiliates hold and continue to hold 20% of the issued and outstanding shares of the Corporation’s Common Stock (excluding for the purpose of such calculation the issuance after the date hereof of shares of Common Stock upon exercise of warrants or options to purchase Common Stock by employees or management of the Corporation, or the issuance or exercise after the date hereof of Exempted Securities), the Investors Parties will vote all shares of Common Stock owned, held or controlled by them, from time to time and at all times, at each annual or special meeting of stockholders of the Corporation at which an election of directors takes place, or in the case of any written consent of the stockholders in place of such a meeting, in favor of the I-Pulse Board Nominees being elected to the Board or removed therefrom, as the case may be, in accordance with I-Pulse’s discretion. The I-Pulse Board Nominees may only be removed from the Board (i) for cause, or (ii) if such removal is directed by or approved by I-Pulse.

(c)            Committee Designations. So long as the Investor Majority has the right to nominate the Investor Board Nominees pursuant to Section 5.18(a), the Investor Majority shall be entitled to designate an Investor Board Nominee to any current Board committee or any Board committee later formed by the Corporation.

(d)            Meetings; Quorum. The Board will convene formally on a quarterly basis. In addition, any director may call a special meeting of the Board upon three (3) Business Days’ prior notice. At each quarterly meeting of the Board, there will be a management discussion including, but not limited to, the matters outlined in the monthly management report. Directors shall be permitted to attend any meeting of the Board either in person or by teleconference. The quorum for a meeting of the Board, duly convened and held, will be a majority of the directors then in office including, if the Investor Board Nominees are then members of the Board, one Investor Board Nominee.

(e)            Expenses. The reasonable, documented, out-of-pocket expenses incurred by a director in attending any meeting of the Board or a committee thereof or a general shareholders’ meeting shall be reimbursed by the Corporation.

(f)             Hiring of Management. The decision to recruit or hire any manager or employee of the Corporation or any Subsidiary whose gross annual salary is greater than US$300,000 shall be decided at a duly convened meeting of the Board.

(g)            Termination of Rights and Obligations. All of the Corporation’s, I-Pulse’s and the Investor Parties’ respective rights and obligations under this Section 5.18 will not apply to and will terminate immediately before the earlier of (i) an initial public offering and/or listing on a recognized international stock exchange of Corporation Securities and (ii) a Sale of the Corporation. Without limiting the generality of the foregoing, from and after the date of an I-Pulse Spin-Out, I-Pulse shall have no further rights or obligations under this Section 5.18.

5.19          Representations and Warranties. Each party hereto represents and warrants to each other party hereto that (a) it is authorized to execute this Agreement, (b) it has full power and authority to enter into this Agreement and perform its obligations hereunder, (c) this Agreement is duly executed and delivered by it and constitutes the valid and binding agreement of such party, enforceable against such party in accordance with its terms, and (d) it has full knowledge of the terms of this Agreement and has consented to this Agreement.

5.20          Termination of Rights. All of the rights granted under this Agreement to the Investor Parties, and all of the obligations under this Agreement of I-Pulse, the Investors, and the Corporation, will immediately terminate and no longer apply at such time as the Investor Parties cease to hold any of the issued and outstanding shares of the Corporation’s Common Stock.

ARTICLE 6

DRAG-ALONG RIGHTS

6.1            If the Ivanhoe Parties, I-Pulse and/or one or more other stockholders of the Corporation (the “Selling Holders”) (i) collectively hold a majority of the outstanding Common Stock and (ii) enter into an agreement for a Sale of the Corporation or propose to cause the Corporation to enter into an agreement for a Sale of the Corporation, then each of the Investor Parties and I-Pulse hereby agrees, at the Selling Holders’ request in writing, as applicable:

(a)            to sell its shares of Corporation Securities beneficially held by such Investor Party or by I-Pulse to the Person to whom the Selling Holders propose to sell their Corporation Securities, and, subject to the relative liquidation preferences, if applicable, set forth in the Corporation’s Certificate of Incorporation, on the same terms and conditions as the Selling Holders;

(b)            to, in its capacity as a stockholder, take all action necessary or appropriate requested by the Selling Holders to cause or enable the Corporation to enter into an agreement for, and to consummate, the Sale of the Corporation; and

(c)            to execute and deliver all related documentation and take such other action in support of the Sale of the Corporation as shall reasonably be requested by the Corporation or the Selling Holders in order to carry out the terms and provision of this Article 6, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents.

6.2            Exceptions. Notwithstanding the foregoing, the respective obligations of each Investor Party to comply with Section 6.1 above in connection with any proposed Sale of the Corporation shall be subject to the following conditions:

(a)            the provisions of Section 6.1 shall not apply to any Sale of the Corporation in which the acquiring Person is an Affiliate of the Corporation, I-Pulse or an Ivanhoe Party, as determined immediately before giving effect to such Sale of the Corporation;

(b)            such Investor Party shall not be required to make any representation, covenant or warranty in connection with such Sale of the Corporation, other than as to such Person’s ownership and authority to sell, free of liens, claims and encumbrances, the shares of the Corporation proposed to be sold by such Investor Party;

(c)            such Investor Party shall not be required to incur indemnification obligations in connection with such representations, covenants or warranties other than on a several basis (which, in the case of representations and warranties, in no event shall exceed the proceeds received by such Investor Party); and

(d)            the consideration payable with respect to each share in each class or series as a result of such Sale of the Corporation is the same (except for cash payments in lieu of fractional shares) as for each other share in such class or series.

6.3            No Revocation. The agreements contained in this Article 6 are coupled with an interest and except as provided in this Agreement may not be revoked or terminated during the term of this Agreement.

6.4            Termination. The drag-along rights set forth in this Article 6 shall terminate and be of no further force and effect (i) immediately before the earlier of the initial underwritten public offering of the Corporation’s securities or (ii) if earlier, immediately after the closing of a Sale of the Corporation.

ARTICLE 7

SPECIAL VOTING RIGHTS

7.1            Matters Requiring Special Approval. As long as the Corporation is not a reporting company under the Securities Act or listed on a national securities exchange, and as long as the Investor Majority is entitled to nominate the Investor Board Nominees pursuant to Section 5.18(a), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of a Super Majority of the Board:

(a)            effect any restructuring involving the Corporation or any of its Subsidiaries involving an amount greater than US$70,000,000 or which results in a fundamental change in the nature of the business of any such companies, except if simultaneously or shortly thereafter, and to the extent this restructuring generates cash, there is a cash distribution, through a dividend payment or otherwise, to the Investor Parties of the restructuring proceeds, pro rata based on its shares in the issued and outstanding capital of the Corporation;

(b)            effect any business or asset acquisition or disposal by the Corporation or any of its Subsidiaries, involving an amount greater than US$70,000,000;

(c)            effect any acquisition, divestiture, merger, joint venture, share or unit exchange, tender offer, consolidation, redemption or any other extraordinary transaction, other than through an Equity Financing, resulting in a Change of Control, except (i) a Sale of the Corporation subject to the drag-along right in Section 6.1;

(d)            effect any transaction pursuant to which the cash and/or any assets belonging to one of the Subsidiaries of the Corporation be transferred, whether through a loan or otherwise, to another Subsidiary, except if less than US$20,000,000 per annum in the aggregate;

(e)            effect the bankruptcy, liquidation or winding up of the Corporation;

(f)             amend the organizational documents of the Corporation or any of its Subsidiaries in any manner that affects the rights of the Investor Parties;

(g)            increase the size of the Board to more than seven members; and

(h)            effect any transaction between the Corporation and/or any of its Subsidiaries on the one hand, and any of its Affiliates, on the other hand, and for a total amount per transaction greater than US$700,000 per transaction and not exceeding US$2,000,000 in the aggregate per annum.

For the avoidance of doubt, (i) an I-Pulse Spin-Out shall not be subject to the provisions of this Section 7.1 and (ii) the provisions of this Section 7.1 shall not apply to any action taken by a Subsidiary that, at the time such action is taken, is a reporting company under the Securities Act or listed on a national securities exchange (or to any action taken by a direct or indirect Subsidiary of such a Subsidiary).

ARTICLE 8

ADDITIONAL COVENANTS

8.1            Delivery of Financial Statements. Until the Corporation becomes a public company subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act, the Corporation shall deliver to each Investor Party:

(a)            as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Corporation, an income statement for such fiscal year, a balance sheet of the Corporation and statement of stockholders’ equity as of the end of such year, a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with IFRS, and audited and certified by independent public accountants of nationally recognized standing selected by the Corporation;

(b)            as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Corporation, an unaudited balance sheet, income statement and statement of cash flows for and as of such fiscal quarter and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with IFRS;

(c)            within thirty (30) days of the end of each month, the monthly consolidated cash balance of the Corporation and its Subsidiaries;

(d)            as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Corporation;

(e)            copies of all documents sent by the Corporation to all stockholders; and

(f)             such other information relating to the financial condition, business or corporate affairs of the Corporation as such Investor Party may from time to time request; and if, for any period, the Corporation has any Subsidiary whose accounts are consolidated with those of the Corporation, then in respect of such period the financial statements delivered pursuant to the foregoing provisions of this Section 8.1 shall be the consolidated and consolidating financial statements of the Corporation and all such consolidated Subsidiaries.

Notwithstanding anything else in this Section 8.1 to the contrary, the Corporation may cease providing the information set forth in this Section 8.1 during the period starting with the date thirty (30) days before the Corporation’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the Commission rules applicable to such registration statement and related offering; provided, that the Corporation’s covenants under this Section 8.1 shall be reinstated at such time as the Corporation is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

8.2            Corporate Opportunities. I-Pulse hereby agrees that, prior to the occurrence of an I-Pulse Spin-Out, it will, and will cause its controlled Affiliates to, share with the Corporation any knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, and to communicate or present such corporate opportunity to the Corporation or any of its Subsidiaries, as the case may be.

8.3            Certificate of Incorporation and By-Laws to Be Consistent. The Corporation and (prior to an I-Pulse Spin-Out) I-Pulse shall take or cause to be taken all lawful action necessary or appropriate to ensure that neither of the Certificate of Incorporation or the By- Laws of the Corporation nor any of the corresponding constituent documents of any Subsidiary contain any provisions inconsistent with this Agreement or which would in any way nullify or impair the terms of this Agreement or the rights of the Investor Parties hereunder

8.4            Confidentiality. Each of Century and Iridium agrees it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Corporation) any confidential information obtained from the Corporation (whether pursuant to the terms of this Agreement or otherwise, and whether on, before or after the date hereof), including the fact that the other Investor Parties are stockholders of the Corporation, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 8.4 by such Investor Party or any Person described in clause (i) or (ii) below), (b) is or has been independently developed or conceived by such Investor Party without use of the Corporation’s confidential information, or (c) is or has been made known or disclosed to such Investor Party by a third party without a breach of any obligation of confidentiality such third party may have to the Corporation; provided, however, that such Investor Party may disclose confidential information: (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Corporation; (ii) to any Affiliate, partner, member or stockholder of such Investor Party in the ordinary course of business, provided that in the case of clause (i) or (ii), that such Investor Party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information, and provided further, that in the case of clause (i) or (ii), such Investor party shall be responsible for any failure of such Person to maintain the confidentiality of such information; (iii) as requested, ordered or required by any court or other governmental body (including pursuant to any subpoena), provided that such Investor Party provides the Corporation with prompt notice of such request, order or requirement to enable the Corporation to seek a protective order or otherwise to prevent or restrict such disclosure; (iv) in connection with the enforcement of this Agreement or rights under this Agreement; (v) as may otherwise be required by applicable law, rule or regulation; or (vi) to a prospective transferee of Corporation Securities that agrees to be bound by the provisions of this Section 8.4. For the avoidance of doubt, nothing in this Section 8.4 shall be deemed to prohibit any Investor Party (or any Affiliate, partner, member or stockholder of such Investor Party) that is an officer, director or employee of the Corporation or any of its Subsidiaries from disclosing, divulging or using confidential information of the Corporation and its Subsidiaries in connection with the performance, discharge and exercise of such Person’s duties, responsibilities and powers in his or her capacity as such.

8.5            Use of Investor Party Names. The Corporation agrees that it will not (and shall cause each of its Subsidiaries not to), without the prior written consent of the applicable Investor Party, use in advertising or publicity or otherwise disclose the name of such Investor Party or any trade name, trademark, trade device, service mark or similar symbol that serves to identify such Investor Party. Notwithstanding the immediately preceding sentence, the Corporation and its Subsidiaries shall have the right to identify an Investor Party as a stockholder of the Corporation (i) to their respective attorneys, accountants, consultants, and other professional advisors, provided that the Corporation or such Subsidiary informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information, and provided further, that the Corporation shall be responsible for any failure of such Person to maintain the confidentiality of such information; (ii) to any other stockholder of the Corporation who requests such information; (iii) as requested, ordered or required by any court or other governmental body (including pursuant to any subpoena); (iv) in connection with the enforcement of this Agreement or rights under this Agreement; (v) as may otherwise be required by applicable law, rule or regulation; or (vi) to a prospective source of equity or debt financing to the Corporation or any such Subsidiary that executes a customary confidentiality undertaking in favor of the Corporation or such Subsidiary.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have caused this Stockholders Agreement to be executed, by their duly authorized officers or agents where applicable, as of the same day and year first above written.

IVANHOE ELECTRIC INC.

By:	/s/ Eric Finlayson
Name:	Eric Finlayson
Title:	President

I-PULSE INC.

By:	/s/ Laurent Frescaline
Name:	Laurent Frescaline
Title:	CEO

IVANHOE INDUSTRIES, LLC

By:	/s/ Laurent Frescaline
Name:	Laurent Frescaline
Title:	Director

POINT PIPER, LLC

By:	/s/ Robert Friedland
Name:	Robert Friedland
Title:	President

CENTURY VISION HOLDINGS LIMITED

By:	/s/ LAU Kenneth
Name:	LAU Kenneth
Title:	Director

[Signature page to Ivanhoe Electric Stockholders Agreement — 1]

IRIDIUM OPPORTUNITY FUND A LP

By:	/s/ LEE WANG KWONG
Name:	LEE WANG KWONG
Title:	DIRECTOR

[Signature page to Ivanhoe Electric Stockholders Agreement — 2]

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), dated as of     20     , is entered into by and between IVANHOE ELECTRIC INC., a Delaware corporation (the “Corporation”), and                 (“Joining Party”).

All defined terms not otherwise defined herein have the meanings ascribed to such terms in the Stockholders Agreement (as hereinafter defined).

RECITALS

WHEREAS, the Corporation and certain other parties are parties to a Stockholders Agreement dated as of April 30, 2021 (the “Stockholders Agreement”);

WHEREAS, in accordance with the terms of the Stockholders Agreement, upon the transfer or sale of any Corporation Securities, the transferee must join the Stockholders Agreement as a party thereto;

WHEREAS,                       has transferred to Joining Party Corporation Securities pursuant to                     ; and

WHEREAS, Joining Party agrees to be bound by the Stockholders Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       All defined terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement.

2.       Joining Party acknowledges receipt of a copy of the Stockholders Agreement and, after review and examination thereof, agrees to be bound by all the terms and provisions thereof.

3.       The Corporation hereby (a) accepts Joining Party’s agreement to be bound by the Stockholders Agreement and (b) agrees that the Stockholders Agreement is hereby amended to include Joining Party as a party thereto.

4.       For the avoidance of doubt, the Corporation and Joining Party acknowledge and agree that Joining Party shall be deemed to constitute a [specify type of investor party] for all purposes under the Stockholders Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Joinder Agreement as of the day and year first above written.

IVANHOE ELECTRIC INC.

By:
Name:
Title:

[JOINING PARTY]

By:
Name:
Title: